As filed with the Securities and Exchange Commission on August 15, 1997
                                                    Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -----------------------

                                 COACH USA, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                     4141                             76-0496471
    (state or other jurisdiction               (Primary Standard Industrial              (I.R.S. Employer
  of incorporation or organization)             Classification Code Number)            Identification Number)

                            ONE RIVERWAY - SUITE 600
                            HOUSTON, TEXAS 77056-1903
                                 (888) COACH-US
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              RICHARD H. KRISTINIK
                             CHIEF EXECUTIVE OFFICER
                                 COACH USA, INC.
                             ONE RIVERWAY - SUITE 600
                            HOUSTON, TEXAS 77056-1903
                                 (888) COACH-US
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)
                             -----------------------

                                    Copy to:
                                DOUGLAS M. CERNY
                                 COACH USA, INC.
                            ONE RIVERWAY - SUITE 600
                            HOUSTON, TEXAS 77056-1903
                                 (888) COACH-US
                             -----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                             -----------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|


     REGISTRATION FEE
==================================================================================================================

                      TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM              AMOUNT OF
                    SECURITIES TO BE REGISTERED                      AGGREGATE OFFERING PRICE      REGISTRATION FEE
                    ---------------------------                      ------------------------      ----------------
Common Stock, $.01 par value                                               $103,033,000              $ 31,223 (1)
==================================================================================================================

                             -----------------------

(1) Calculated in accordance with Rule 457(c), based on the average of the high and low prices of the Common Stock on the NYSE on August 11, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE


     This registration statement contains two forms of prospectus: one to be used by the registrant in connection with the issuance and sale from time to time by the  registrant  of  shares  of  Common  Stock  in  connection  with its acquisition of the securities and assets of other businesses (the "Company Prospectus") and one to be used by certain persons who have received shares of Common Stock of the registrant in connection with acquisitions by the registrant of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Selling Stockholders Prospectus"). The Company Prospectus and the Selling Stockholders Prospectus will be identical in all respects except that they will contain different front and back cover pages and the Selling Stockholders Prospectus will contain an additional section under the caption "Manner of Offering." The Company Prospectus is included herein and is followed by those pages to be used in the Selling Stockholders Prospectus which differ from, or are in addition to, those in the Company Prospectus. Each of the alternate or additional pages for the Selling Stockholders Prospectus included herein has been labeled "Alternate Page for Selling Stockholders Prospectus." If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended, ten copies of each of the prospectuses in the forms in which they are used after the registration statement becomes effective will be filed with the Securities and Exchange Commission.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                                                          Subject to Completion
                                                                August 14, 1997

                                3,500,000 SHARES


                               [GRAPHIC OMITTED]
                                   COACH USA


                                  COMMON STOCK
                             -----------------------

     This Prospectus relates to the offer and sale from time to time by Coach USA, Inc. (the "Company") of up to 3,500,000 shares of common stock, $.01 par value (the "Common Stock"), in connection with acquisitions of other businesses, properties, or securities.

     The Company intends to concentrate on acquisitions which would complement its current mix of motorcoach holdings. The consideration for any such acquisition may consist of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof. The Common Stock covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at the time of delivery of the Common Stock.

     It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

     As of August 5, 1997 the Company had 19,517,974 shares of its Common Stock outstanding, 10,329,604 of which are registered and available for unrestricted trading on the New York Stock Exchange (the "NYSE"). The shares of Common Stock offered hereby have been approved for trading on the NYSE. On August 13, 1997, the closing price of the Common Stock on the NYSE was $29 7/16 per share as published in The Wall Street Journal on August 14, 1997.

     The Company is a Delaware corporation and all references herein to the Company refer to the Company and its subsidiaries.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE
COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
               OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS IS             , 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement on file with the Commission may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission or through the Commission's Internet Web site.

         The Company's Common Stock is traded on the NYSE. Proxy statements and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference.

         (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

         (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

         (iv) the description of the Common Stock contained in the Company's registration statement on Form 8-A (File No. 1-12939) filed with the Commission on April 29, 1997 pursuant to Section 12 of the Exchange Act;

         (v) the Company's report on Form 8-K, filed with the Commission on September 13, 1996, as amended by the Company's Form 8-K/A filed with the Commission on November 12, 1996; and

         (vi) the Company's report on Form 8-K, filed with the Commission on August 8, 1997.

         All  documents  filed by the Company  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents, including exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be made to: Coach USA, Inc., One Riverway, Suite 600, Houston, Texas 77056,
Attention: Corporate Secretary; telephone 1-888-COACH-US.

                                   THE COMPANY

         The Company is the largest provider of motorcoach charter, tour and sightseeing services and one of the five largest non-municipal providers of commuter and transit motorcoach services in the United States. The Company also provides airport ground transportation, paratransit and taxicab and other related passenger ground transportation services. The Company operates across the U.S., serving a broad customer base (no single customer accounted for more than 3% of revenues in 1996) with a fleet of approximately 3,400 motorcoaches and other high occupancy vehicles.

         The motorcoach industry is highly fragmented with approximately 5,000 motorcoach operators which collectively generated approximately $20 billion in revenues in 1995. The motorcoach industry in the United States can be broadly divided into three types of services: (i) recreation and excursion (charter, tour and sightseeing); (ii) commuter and transit; and (iii) regularly scheduled intercity services. The Company operates primarily in the first two categories, which collectively generated approximately $19 billion in revenues in 1995. The Company believes there will be increasing demand for recreation and excursion services, commuter and transmit motorcoach services and airport related services for a broad range of customers based on a number of factors, including: growing travel and tourism industry, privatization, outsourcing, expanding metropolitan areas and increasing airport congestion.

         The Company enjoys a number of business attributes that position it to benefit, both financially and operationally, from the consolidation of a highly fragmented industry. The Company believes that it can continue to achieve significant economies of scale as it acquires and integrates additional motorcoach operators (such as savings in insurance, equipment purchases, financing and the centralization of certain administrative functions), which should provide continued margin expansion. The Company also believes that the centralization of these attention-diverting administrative and support functions will allow the management of the operating companies and any other acquired businesses to focus on pursuing new business opportunities and improving equipment utilization and yields. The Company is diversified from the standpoint of geography, customer base and type of business, characteristics which provide it with insulation from disruption in any particular area, customer or business. In addition, the Company benefits from a strong balance sheet as a result of its two 1996 equity offerings in which it raised $96.6 million, as well as from its strategy of using its common stock, par value $.01 per share (the "Common Stock"), as a significant component of the consideration for its acquisitions.

         The Company's objective is to be the largest provider of regional and local motorcoach and passenger ground transportation services in the United States by implementing a growth strategy which concentrates on acquisitions, internal growth and economies of scale.

                                  RISK FACTORS

         An investment in the Company involves a significant degree of risk. Prospective investors should consider carefully the following factors in addition to other information included in this Prospectus before making an investment in the Common Stock. This Prospectus contains forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions that are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur that will affect the Company's results.

EFFECTS OF LEVERAGE

         The Company is highly leveraged. The Company's ability to make scheduled payments of principal of, or to pay the interest or liquidated damages, if any, on, or to refinance, its indebtedness, or to fund planned capital expenditures or future acquisitions will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations and anticipated cost savings and revenue growth, management believes that cash flow from operations and available cash, together with available borrowings under the Company's revolving Credit Facility, will be adequate to meet the Company's anticipated future requirements for working capital, budgeted capital expenditures, acquisitions and scheduled payments of principal and interest on its indebtedness for the next several years. The Company may, however, need to refinance all or a portion of the principal of its indebtedness on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the Credit Facility in an amount sufficient to enable the Company to service its indebtedness, make anticipated capital expenditures or fund future acquisitions. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all.

LIMITED COMBINED OPERATING HISTORY

         The Company was founded in September 1995 but conducted no operations and generated no revenues prior to the closing of the initial public offering in May 1996. The Company acquired six founding companies (the "Founding Companies") simultaneously with the closing of the initial public offering. Prior to their acquisition by the Company, the Founding Companies and all subsequent acquisitions operated as separate independent entities, and there can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary Company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company's management group has been assembled for approximately 18 months, and there can be no assurance that the management group will be able to effectively manage the combined entity or effectively implement the Company's internal growth strategy and acquisition program. The historical financial results of the Company, the Founding Companies and the subsequent acquisitions cover periods when the Company, the Founding Companies and the subsequent acquisitions were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The inability of the Company to successfully integrate the Founding Companies and the subsequent acquisitions could have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition program could continue to be successful.

HOLDING COMPANY STRUCTURE

         The Company conducts all of its operations through subsidiaries. Accordingly, the Company relies on dividends and cash advances from its subsidiaries to provide funds necessary to meet its obligations. The ability of any such subsidiary to pay dividends or make cash advances is subject to applicable laws and contractual restrictions, including restrictions under credit agreements between such subsidiaries and third party lenders.

CAPITAL AVAILABILITY RISKS RELATED TO ACQUISITION FINANCING

         The Company intends to continue to finance future acquisitions by issuing shares of its Common Stock for all or a substantial portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. Although the Company has established a line of credit which provides for aggregate credit capacity of $380 million, there can be no assurance that the Company will be able to obtain all the financing it will need in the future on terms the Company deems acceptable.

         The Credit Facility contains customary restrictive covenants, including requiring the Company to maintain: consolidated Net Worth, as defined therein, plus consolidated Subordinated Debt, as defined therein, at a level not less than (i) the greater of 90% of the consolidated Net Worth of the Company as of June 30, 1996, or $35,000,000, plus (ii) 90% of the Company's cumulative annual consolidated net earnings, plus (iii) 100% of the net proceeds resulting from sales or issuances of stock or subordinated debt; Tangible Net Worth, as defined therein, of the Company at not less than 40% of the consolidated Net Worth of the Company, a ratio of consolidated Funded Debt, as defined therein, of the Company less the Subordinated Debt, as defined therein, of the Company to the consolidated EBITDA, as defined therein, of the Company of no greater than 3.0 to 1.0; and a Fixed Charge Coverage Ratio, as defined therein, of not less than
1.25 to 1.0.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

         The Company intends to continue to grow primarily through the acquisition of additional motorcoach and other passenger ground transportation businesses. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to continue to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Founding Companies, the subsequent acquisitions or other businesses acquired in the future will achieve anticipated revenues and earnings.

LABOR RELATIONS

         A majority of the Company's employees are motorcoach drivers. Many of the Company's employees are members of various labor unions. The Company's inability to negotiate acceptable contracts with these unions as existing agreements expire could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If the unionized employees were to engage in a strike or other work stoppage, or other employees were to become unionized, the Company could experience a significant disruption of its operations and higher ongoing labor costs, which could have a material adverse effect on the Company's business and results of operations.

SUBSTANTIAL SEASONALITY OF THE MOTORCOACH BUSINESS

         The motorcoach business is subject to seasonal variations in operations. During the winter months, operating costs are higher due to the cold weather and demand for motorcoach services is lower, particularly because of a decline in tourism. As a result, the Company expects its revenues and results of operations to be lower in the first and fourth quarters than in the second and third quarters of each year.

FUEL PRICES AND TAXES

         Fuel is a significant cost to the Company. Fuel prices arc subject to sudden increases as a result of variations in supply levels and demand. Any sustained increase in fuel prices could adversely affect the Company's results of operations unless it were able to increase prices. From time to time, there are efforts at the Federal or state level to increase fuel or highway use taxes, which, if enacted, also could adversely affect the Company's results of operations.


INSURANCE COSTS; CLAIMS

         The Company's cost of maintaining personal injury, property damage and workers' compensation insurance is significant. The Company could experience higher insurance premiums as a result of adverse claims experience or because of general increases in premiums by insurance carriers for reasons unrelated to the Company's own claims experience. As an operator of motorcoaches and other vehicles, the Company is exposed to claims for personal injury or death and property damage as a result of accidents. The Company is self-insured for the first $100,000 of losses per incident involving a motorcoach and is self-insured for the first $250,000 of losses per incident involving a taxicab. If the Company were to experience a significant increase in the number of claims for which it is self-insured or claims in excess of its insurance limits, its results of operations and financial condition would be adversely affected.


CAPITAL REQUIREMENTS

         The Company's operations require significant capital in order to maintain a modem fleet of motorcoaches and to achieve internal growth. The Company has historically financed the acquisition of new motorcoaches with debt financing. A new motorcoach costs in excess of $300,000, and there can be no assurance that adequate financing will be available in the future on terms favorable to the Company to enable the Company to efficiently maintain operations and implement any expansion of service through a larger fleet. In addition, as motorcoaches age, they require increasing amounts of maintenance and, therefore, are more expensive to operate. The Company's inability to obtain, or a material delay in obtaining, the financing necessary to acquire replacement motorcoaches as needed would have an adverse effect on the Company's results of operations due to higher operating costs associated with operating an aging fleet.

GOVERNMENT SUBSIDIES

         Payments to the Company under a number of its commuter and transit contracts are funded through Federal or state subsidy programs, and, without these subsidies, the state or local transit authority may be unwilling to continue to renew these contracts. In addition, many of the motorcoaches provided at nominal rent to the Company under these contracts are purchased with funds provided by Federal programs. If funding for these Federal programs were eliminated or curtailed, the Company would be required to operate existing motorcoaches longer than economically practicable or be forced to acquire replacement equipment. Either alternative could result in an increase in the Company's costs of operations or could cause the Company to decide not to renew some of its contracts.

SIGNIFICANT REGULATION

         As a result of the enactment of the ICC Termination Act of 1995, interstate motorcoach operations previously regulated by the Interstate Commerce Commission became subject, as of January 1, 1996, to regulatory requirements administered by the Federal Highway Administration (the "FHWA") and the new Surface Transportation Board, both units of the United States Department of Transportation. Motorcoach operators subject to FHWA are required to be registered with the FHWA and to maintain minimum amounts of insurance. The
Surface Transportation Board (the "STB") must approve or exempt any consolidation or merger of two or more regulated interstate motorcoach operators or the acquisition of one such operator by another. As of May 15, 1997, the STB had exempted from regulatory approval requirements each of the acquisition transactions involving federally-regulated interstate motorcoach operators entered into by the Company through February 1997. However, acquisitions subsequent to March 1, 1997 and future acquisitions of other motorcoach operators must be approved or exempted from the need for regulatory approval by the STB. There can be no assurance that the Company will be able to obtain such approval or exemption with respect to such acquisitions. Motorcoach operators are also subject to extensive safety requirements and requirements imposed by environmental laws, workplace safety and anti-discrimination laws, including the Americans with Disabilities Act. Safety, environmental and vehicle accessibility requirements for motorcoach operators have increased in recent years, and this trend could continue. The FHWA and state regulatory agencies have broad power to suspend, amend or revoke the Company's operating authorizations for failure to comply with statutory requirements, including safety and insurance requirements. A number of states, such as New Jersey, Nevada and Pennsylvania, require motorcoach operators to obtain authority to operate over certain specified intrastate routes, and, in some instances, such authority cannot be obtained if another operator already has obtained authority to operate on that route. As a result, there may be regulatory constraints on the expansion of the Company's operations in these states. Furthermore, the Company currently has a competitive advantage with respect to certain of its existing route authorities as a result of this regulatory posture. Therefore, if New Jersey or another highly regulated state in which the Company has operations were to reduce the level of regulation, the Company's competitive advantage arising from such regulation could be lost. Similarly, the Company's taxicab service operations are regulated primarily at the local municipality level. Local regulations applicable to taxicab services focus on the entry of new operators into the marketplace and the aggregate number of vehicles which will have authority to operate as well as the fares that can be charged for providing transportation services via taxicabs. These regulations may limit the Company's ability to expand the size of its taxicab fleet.

POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES

         The Company's operations are subject to various environmental laws and regulations, including those dealing with air emissions, water discharges and the storage, handling and disposal of petroleum and hazardous substances. The motorcoach and ground passenger transportation services industry may in the future become subject to stricter regulations. There have been spills and releases of hazardous substances, including petroleum and petroleum related products, at several of the Company's operating facilities in the past. As a result of past and future operations at these facilities, the Company may be required to incur remediation costs and may be subject to penalties. In addition, although the Company intends to conduct appropriate due diligence with respect to environmental matters in connection with future acquisitions, there can be no assurance that the Company will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business.


SUBSTANTIAL COMPETITION

         The motorcoach and ground transportation industry is highly competitive, fragmented and subject to rapid change, particularly with regard to recreational and excursion services and commuter and transit services. There are numerous other companies that provide these services, a number of which are as large or larger than the Company on a national or regional basis and thousands of which are small, independent and serve local populations. Certain of these competitors operate in several of the Company's existing or target markets, and others may choose to enter those markets in the future. The majority of the Company's competition is made up of smaller regional or local operators with a strong presence in their respective local markets. As a result of these factors, the Company may lose customers or have difficulty in acquiring new customers.


RELIANCE ON KEY PERSONNEL

         The Company's operations are dependent on the continued efforts of its executive officers and the senior management of the operating subsidiaries. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable to continue in his or her present role, or if the Company is unable to attract and retain other qualified employees, the Company's business or prospects could be adversely affected. Although the Company or an operating subsidiary has entered into an employment agreement with each of the Company's executive officers and key managers, there can be no assurance that any individual will continue in his present capacity with the Company or operating subsidiary for any particular period of time. The Company does not intend to obtain key man life insurance covering any of its executive officers or other members of senior management.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Company's Common Stock traded on the Nasdaq National Market from May 14, 1996 to May 8, 1997, when it began trading on the NYSE. The following table sets forth the high and low last sale prices for the Common Stock for the period from May 14, 1996, the date of the initial public offering.



1996                                                                 High             Low
                                                                     ----             ---
Second quarter (from May 14).................................. $       22 3/4    $   17 5/8
Third quarter.................................................         27 1/2            18
Fourth quarter................................................             32            25

1997

First Quarter.................................................         34 1/4            28
Second Quarter................................................         30 1/4        25 1/4
Third quarter (through August 13).............................       29 15/16      24 15/16

         At August 6, 1997, there were approximately 178 stockholders of record of the Company's Common Stock. On August 13, 1997, the last reported sale price of the Common Stock on the NYSE was $29 7/16 per share.

         The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's revolving credit facility includes, and any additional lines of credit established in the future may include, restrictions on the ability of the Company to pay dividends without the consent of the lender.

                      SECURITIES COVERED BY THIS PROSPECTUS


         The Common Stock covered by this Prospectus are available for use in future acquisitions of businesses, properties or securities of entities or persons engaged in the motorcoach, taxicab and other related ground transportation businesses. The consideration offered by the Company in such acquisitions, in addition to the Common Stock offered by this Prospectus, may include cash, debt or other Company securities, or assumption by the Company of liabilities of the businesses being acquired, or a combination thereof. It is contemplated that the terms of each acquisition will be determined by negotiations between the Company and the management or the owners of the assets to be acquired or the owners of the securities (including newly issued securities) to be acquired, with the Company taking into account the quality of management, the past and potential earning power and growth of the assets or securities to be acquired, and other relevant factors. It is anticipated that the Common Stock issued in acquisitions hereunder will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered by this Prospectus has been passed upon for the Company by Douglas M. Cerny, General Counsel to the Company.

         Mr. Cerny owns 89,000 shares of Common Stock of the Company and holds options to purchase 100,000 shares of Common Stock, 20,000 of which are exercisable within the next 60 days and 80,000 of which are not exercisable within the next 60 days.

================================================================================


         No person has been authorized in connection with this offering to give any information or to make any representations not contained in this Prospectus and, if given or made such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.








                               ------------------






                                TABLE OF CONTENTS

                                                      Page
                                                      ----

Available Information................................   2
Incorporation of Certain Documents by
   Reference.........................................   2
The Company..........................................   3
Risk Factors.........................................   4
Price Range of Common Stock and Dividend
   Policy............................................   9
Securities Covered by this Prospectus ...............  10
Legal Matters........................................  10









================================================================================


================================================================================





                                3,500,000 SHARES




                               [GRAPHIC OMITTED]
                                    COACH USA












                                  COMMON STOCK









                             ----------------------


                                   PROSPECTUS

                             ----------------------





                                     , 1997


================================================================================

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                        SUBJECT TO COMPLETION
                                                            August 14, 1997

                                3,500,000 SHARES



                                [GRAPHIC OMITTED]
                                    COACH USA









                                  COMMON STOCK
                             -----------------------

     This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons (the "Selling Stockholders") who have received shares of common stock, par value $0.01 per share (the "Common Stock"), of Coach, USA, Inc. (the "Company") in connection with the acquisition by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares of Common Stock in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Company will receive none of the proceeds from any such sale. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal and accounting, filing and other similar expenses of this offering will be paid by the Company. The Selling Stockholders will generally bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.


    The Registration Statement of which this Prospectus is a part also relates to the offer and issuance by the Company from time to time of 3,500,000 shares of Common Stock in connection with its acquisition of the securities and assets of other businesses.

     As of August 5, 1997 the Company had 19,517,974 shares of its Common Stock outstanding, 10,329,604 of which are registered and available for unrestricted trading on the NYSE. The shares of Common Stock offered hereby have been approved for trading on the NYSE. On August 13, 1997, the closing price of the Common Stock on the NYSE was $29 7/16 per share as published in The Wall Street Journal on August 14, 1997.

    The Company is a Delaware corporation and all references herein to the Company refer to the Company and its subsidiaries.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


              THE DATE OF THIS PROSPECTUS IS            , 1997.

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]

                               MANNER OF OFFERING

         This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received shares of Common Stock in connection with acquisitions by the Company of securities and assets held by such persons, or their transferees, and who wish to offer and sell such shares of Common Stock (such persons are herein referred to as "Selling Stockholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

         Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NYSE, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders. In addition or alternatively, shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

         The Company may agree to indemnify each Selling Stockholder as an Underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The Selling Stockholders may resell the shares offered hereby only if such securities are qualified for sale under applicable state securities or
"blue sky" laws or exemptions from such registration and qualification requirements are available.

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]





================================================================================


         No person has been authorized in connection with this offering to give any information or to make any representations not contained in this Prospectus and, if given or made such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.








                               ------------------






                                TABLE OF CONTENTS

                                                       Page
                                                       ----
Available Information................................    2
Incorporation of Certain Documents by
   Reference.........................................    2
The Company..........................................    3
Risk Factors.........................................    4
Price Range of Common Stock and Dividend
   Policy............................................    9
Manner of Offering ..................................   10
Legal Matters........................................   11







================================================================================


================================================================================






                                3,500,000 SHARES




                                [GRAPHIC OMITTED]
                                    COACH USA












                                  COMMON STOCK









                             ----------------------


                                   PROSPECTUS

                             ----------------------





                                     , 1997




================================================================================

                                     PART II

         All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses in connection with the offering described in this Registration Statement. All of such amounts (except the SEC registration fee) are estimated.

         SEC Registration Fee................................  $     31,223
         Blue Sky Fees and Expenses..........................         5,000
         Printing and Engraving Costs........................         2,000
         Legal Fees and Expenses.............................        20,000
         Accounting Fees and Expenses........................        10,000
         Transfer Agent and Registrar Fees and Expenses......         4,000
         Miscellaneous.......................................         7,777
                                                               ------------
                  Total......................................  $     80,000
                                                               ============

ITEM 15.     Indemnification of Directors and Officers.

         The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Article Seven of the Company's Second Amended and Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

ITEM 16.     Exhibits and Financial Statement Schedules.

         (a)      Exhibits

         Exhibit
         -------
         Number                                               Description
         ------                                               -----------

          4.1         --    Form of certificate evidencing ownership of Common Stock of Coach USA (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-2704)
                            of the Company)
          5.1         --    Opinion of Douglas M. Cerny
         23.1         --    Consent of Arthur Andersen LLP
         23.2         --    Consent of Bumside & Rishebarger PLLC
         23.3         --    Consent of Douglas M. Cerny (contained in Exhibit 5.1)


ITEM 17.     Undertakings

         The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 14th day of August, 1997.

                                     COACH USA, INC.


                                     By: /s/ RICHARD H. KRISTINIK
                                         ----------------------------------
                                         Richard H. Kristinik
                                         Chairman of the Board and
                                             Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW  ALL MEN BY THESE  PRESENTS,  that  each  person  whose  signature appears below constitutes and appoints Richard H. Kristinik, Lawrence K. King and Douglas M. Cerny and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statements filed pursuant to Rule 462 under the Securities Act increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with the applicable state security laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                  Signature                          Capacity in Which Signed                      Date



          /s/ RICHARD H. KRISTINIK                 Chairman of the Board and                 August 14, 1997
--------------------------------------------       Chief Executive Officer
            Richard H. Kristinik                   (Principal Executive Officer)



            /s/ LAWRENCE K. KING                   Senior Vice President, Chief              August 14, 1997
--------------------------------------------       Financial Officer and Director
              Lawrence K. King                     (Principal Financial and
                                                   Accounting Officer)



            /s/ STEVEN S. HARTER                   Director                                  August 14, 1997
--------------------------------------------
              Steven S. Harter






                  Signature                        Capacity in Which Signed                       Date



          /s/ JOHN MERCADANTE, JR.                 President, Chief Operating                August 14, 1997
--------------------------------------------       Officer and Director
            John Mercadante, Jr.


           /s/ FRANK P. GALLAGHER                  Senior Vice President--                   August 14, 1997
--------------------------------------------       Corporate Development and
             Frank P. Gallagher                    Director



            /s/ GERALD MERCADANTE                  Senior Vice President--                   August 14, 1997
--------------------------------------------       Northeast Region Operations
              Gerald Mercadante                    and Director



                                                   Director
--------------------------------------------
             Charles D. Busskohl


            /s/ WILLIAM J. LYNCH                   Director                                  August 14, 1997
--------------------------------------------
              William J. Lynch


            /s/ PAUL M. VERROCHI                   Director                                  August 14, 1997
--------------------------------------------
              Paul M. Verrochi


             /s/ THOMAS A. WERBE                   Director                                  August 14, 1997
--------------------------------------------
               Thomas A. Werbe

                                INDEX TO EXHIBITS

                                                                                     Sequentialy
                                                                                       Numbered
     Exhibit                                                                             Page
     Number                                                                             ----
     -------

    4.1 -- Form of certificate evidencing ownership of Common Stock of Coach USA
           (Incorporated by reference to Exhibit 4.1 to the Registration
           Statement on Form S-1 (File No. 333- 2704) of the Company)

    5.1 -- Opinion of Douglas M. Cerny

   23.1 -- Consent of Arthur Andersen LLP

   23.2 -- Consent of Burnside & Rishebarger PLLC

   23.3 -- Consent of Douglas M. Cerny (contained in Exhibit 5.1)
